Q3 Interim ManagementStatement January–September2025

Q3 INTERIM MANAGEMENT STATEMENT / 2 Table of contents 3 President and CEO’s comments 4 Key figures and ratios 5 Operating and financial review 5 Total comprehensive income 8 Financial position 10 Financial statements 10 Statement of comprehensive income 11 Statement of financial position 12 Statement of changes in equity 13 Cash flow statement 15 Notes to the interim financial statements 15 Note 1—Net interest income 15 Note 2—Net profit/loss on financial operations On 17 September, members 16 Note 3—Expected credit loss of NIB’s Control Committee, 16 Note 4—Net loan losses together with NIB’s President, 17 Note 5—Financing outstanding André Küüsvek, the Bank’s 17 Note 6—Debts evidenced by certificates Executive Committee, and the 18 Note 7—Basis of preparation NIB Board Chair Merle Wilkinson, 18 Key ratio definitions had the opportunity to visit one of NIB’s long-standing clients, and Iceland’s biggest energy company, Landsvirkjun.

Q3 INTERIM MANAGEMENT STATEMENT / 3 President and CEO’s comments During the third quarter, the Nordic-Baltic region continued to operate in a complex geopolitical landscape. Despite the prevailing uncertainties, NIB continued to deliver very strong results. Net profit for first nine months reached EUR 229 million, reflecting an increase of 16% compared to the same period prior year. Demand for NIB’s financing continued to grow with new financing reaching EUR 2.7 billion during the first nine months. 97% of new projects fulfilled our mandate to a level of good or excellent. Higher financing volumes had a positive impact on NIB’s core earnings, with net interest income increasing by 7% compared to the same period last year. NIB’s financing remains distributed across various sectors and countries. New loans included projects enabling carbon capture and storage, research and development investments in battery electric vehicles, and investments in electricity grids. During the quarter, NIB also invested EUR 6 million in a EUR 25 million, four-year bond to support regional defence capabilities. This investment followed the revision of NIB’s Sustainability Policy Exclusion List in July 2025. We reached another milestone during the quarter, as we introduced a Sustainability-linked Loans financing Bond (SLLB) Framework. It complements and expands our sustainability offering to support our clients transition efforts while offering investors an opportunity to engage in Nordic-Baltic companies transition I am truly honoured that the Board of Directors of NIB announced in September the extension of my pathways. The framework enables NIB to issue bonds to finance a portfolio of selected sustainability- appointment as President and CEO of NIB until the end of August 2029. As we approach the Bank’s 50th linked loans (SLLs). anniversary, we will gather in Copenhagen with our Board and key stakeholders to mark the signing of NIB’s founding agreement in December 1975. This moment offers an opportunity to reflect on our achievements Building on this, the Bank issued its inaugural SLLB later in September, and became the first supranational, and further explore how we can serve our region even better. sovereign and agency (SSA) issuer to launch such an instrument in the global capital markets. To meet the demand for our financing, a total of EUR 8.5 billion was raised in new funding during the first André Küüsvek, President & CEO nine months of the year. This included a record breaking USD 1 billion three-year global benchmark bond. The transaction drew exceptional demand of more than USD 4.4 billion from over 100 investors, over four times oversubscribed—the highest ratio ever for an NIB USD benchmark.

Q3 INTERIM MANAGEMENT STATEMENT / 4

Key figures and ratios

EUR **2,686** million
in new financing

EUR **3,533** million
in new financing committed

97.5%
of disbursed loans fulfil our mandate to a level of good or excellent

EUR **229** million
in net profit

16.0%
cost/income ratio

7.3%
YoY increase in net interest income

In millions of euro, unless otherwise specified	Jan-Sep 2025[1]	Jan-Sep 2024[1]	YoY change	Jan-Dec 2024
Net interest income	262	244	7.3%	332
Profit before net loan losses	234	198	17.9%	259
Net profit	229	198	15.9%	256
New financing[2]	2,686	2,442	10.0%	4,353
New financing committed[3]	3,533	3,227	9.5%	5,021
% of loans achieving good or above mandate[4]	97.5%	99.9%	-2.4	99.9%
New debt issuance	8,517	8,198	3.9%	9,070
Financing outstanding[5]	24,267	22,471	8.0%	23,574
Total assets	43,801	41,356	5.9%	43,104
Debts evidenced by certificates	36,947	34,717	6.4%	36,230
Total equity	4,688	4,483	4.6%	4,553
Equity/total assets[6]	10.7%	10.8%	-0.1	10.6%
Return on equity[6]	6.7%	6.0%	0.7	5.8%
Cost/income[6]	16.0%	17.8%	-1.8	18.5%
Number of employees at period end	272	253	7.5%	257

[1] Unaudited figures.
[2] Including loan disbursements and investments in lending bonds. Lending bonds are investments in labelled (green, social, sustainability and sustainability-linked), MREL (minimum requirement for own funds and eligible liabilities) and other bonds initiated by Lending organisation.
[3] Including new loans signed and commitments to investments in lending bonds.
[4] See page 8 for mandate fulfilment explanation.
[5] Including loans outstanding and investments in lending bonds.
[6] See page 18 for key ratio definitions.

Q3 INTERIM MANAGEMENT STATEMENT / 5

Operating and financial review

Total comprehensive income

January–September 2025 compared to January–September 2024

NET PROFIT

The net profit for the period January–September 2025 amounted to EUR 229.2 million, which was EUR 31.4 million higher than the corresponding period in 2024. Total operating income increased from EUR 241.5 million to EUR 278.7 million. Net interest income increased by EUR 17.8 million while net fee and commission income decreased by EUR 2.1 million. The net profit on financial operations was EUR 15.0 million compared to a loss of EUR 6.5 million in the same period in 2024. Net loan losses ended at EUR 4.9 million compared to a loss of EUR 0.7 million in the same period in 2024. There have been no realised loan losses year to date.

NET INTEREST INCOME

Net interest income for the period amounted to EUR 261.6 million compared to EUR 243.8 million in the same period in 2024, an increase of EUR 17.8 million. Net interest income on lending activities amounted to EUR 160.9 million and was EUR 18.4 million higher than in 2024 mainly due to a higher amount of loans outstanding. The interest income on treasury activities decreased slightly from EUR 101.3 million to EUR 100.7 million.

NET FEE AND COMMISSION INCOME

Net fee and commission income for the period January–September 2025 of EUR 2.2 million was EUR 2.1 million lower than the same period in 2024.

Net profit
In millions of euro


100
80
60
40
20
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2023
2024
2025

Net interest income
In millions of euro


100
80
60
40
20
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2023
2024
2025
Lending
Treasury

Net commission income and fees
In millions of euro


3
2
1
0
-1
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2023
2024
2025

Q3 INTERIM MANAGEMENT STATEMENT / 6

NET PROFIT/LOSS ON FINANCIAL OPERATIONS

The net profit/loss on financial operations for the the period ended 30 September 2025 amounted to a profit of EUR 15.0 million compared to a loss of EUR 6.5 million in the same period last year. The result in the first three quarters of 2025 comprised of unrealised profit of EUR 12.7 million and realised gains of EUR 2.3 million.

Unrealised valuation gains and losses on assets in the Bank's liquidity portfolio of high quality bonds arise from changes in credit spreads. When credit spreads tighten, this results in positive valuations on the bonds. If the Bank holds the bonds to maturity, so that they are not sold based on the current exit market value, any valuation gains and losses will reverse, as the bonds will settle at par. Unrealised valuation gains and losses can also relate to the interest rate hedges of the Bank's funding and lending transactions. When the Bank raises funds with fixed rates or offers borrowers fixed rate loans, it hedges the resulting interest rate risk using swaps, in which the fixed rate is swapped to short term floating rates. The valuation of the swap hedges and underlying transactions use different rates and is therefore exposed to spread changes between those rates. As the Bank intends to hold these hedging transactions to maturity these valuation gains and losses are expected to reverse in full.

TOTAL OPERATING EXPENSES

Total operating expenses amounted to EUR 44.6 million which is EUR 1.6 million higher than for the corresponding period in 2024. The Bank continues to invest in people and technology to remain relevant and fulfil the Bank's mandate. The cost/income ratio for period January-September 2025 was 16.0% compared to 17.8% in the same period in 2024.

The Bank's main expenses comprise personnel costs, cost related to IT and depreciations of past investments in IT and its fixed assets like equipments and property. Personnel costs of EUR 28.6 million were EUR 0.5 million higher in the first three quarters of 2025 compared to the same period in 2024 due to annual salary adjustments and a higher head count. The other operating expenses were EUR 1.1 million higher in the first nine months of 2025 compared to the same period in 2024.

Net profit/loss on financial operations
In millions of euro


30
20
10
0
-10
-20
-30
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2023
2024
2025
Realised
Unrealised

Personnel expenses
In millions of euro


0
-2
-4
-6
-8
-10
-12
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2023
2024
2025

Other operating expenses
In millions of euro


0
-2
-4
-6
-8
-10
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2023
2024
2025

Q3 INTERIM MANAGEMENT STATEMENT / 7

NET LOAN LOSSES

For the period ended 30 September 2025, the Bank recorded net loan losses of EUR 4.9 million compared to a loss of EUR 0.7 million for the corresponding period in 2024. The increase in expected credit losses was mainly driven by new loan commitments and credit migration. Overall asset quality remained stable and there were no realised losses during the period.

OTHER COMPREHENSIVE INCOME

The Bank separates the foreign currency basis spread from financial instruments used in fair value hedge accounting and this separated amount is recorded in Other comprehensive income (OCI). This unrealised amount was a loss of EUR 15.8 million for the first nine months of 2025 compared to a loss of EUR 4.3 million in the same period last year. The loss recorded is mainly due to the widening of the Cross Currency Basis Spreads, which negatively affect the valuation of basis swaps used to convert funding currencies into lending currencies. As the fair value hedges are kept to maturity the gains and losses in OCI are expected to reverse in full.

For financial liabilities recorded at fair value through the profit and loss, valuation changes due to changes in own credit spreads are also recorded in OCI. For the nine month period ended 30 September 2025, the Bank recorded unrealised losses of EUR 1.8 million from these changes compared to an unrealised gain of EUR 2.6 million in the same period in 2024.

TOTAL COMPREHENSIVE INCOME

All in all, NIB had a 7.9% higher total comprehensive income in the first nine months of 2025 compared to the same period in 2024. Total comprehensive income ended at EUR 211.6 million compared to EUR 196.0 million in the same period in 2024.

Net loan losses
In millions of euro


10
5
0
-5
-10
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2023
2024
2025

Other comprehensive income
In millions of euro


20
10
0
-10
-20
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2023
2024
2025

Total comprehensive income
In millions of euro


100
80
60
40
20
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2023
2024
2025

Q3 INTERIM MANAGEMENT STATEMENT / 8

Financial position

MISSION FULFILMENT

NIB's vision is for a prosperous and sustainable Nordic–Baltic region and the Bank has a mission formulated as a dual mandate to provide lending that benefits the environment and/or improves productivity. All projects proposed for financing undergo a thorough assessment of their potential impact on productivity and the environment of the member country area. The mandate fulfilment is rated on a six-grade scale from "negative" to "excellent". During the first nine months of 2025, projects achieving a "good" or "excellent" mandate rating accounted for 97.5% of the total amount of loans disbursed thereby exceeding the target defined by NIB's Board of Directors of 95%. New financing with a "good" or "excellent" rating on both mandates was maintained at a record high level of 58.6% in the first nine months of 2025.

FINANCING OUTSTANDING

The financing outstanding amounted to EUR 24,267 million. This comprises EUR 23,541 million of loans outstanding and investments of EUR 726 million in lending bonds recorded in debt securities. The total new financing during the period amounted to EUR 2,686 million, which is EUR 244 million higher than for the same period in 2024. More information regarding new loans signed can be found on NIB's website.

Mandate fulfilment rating
% of loans disbursed[1]



100
80
60
40
20
0
98.1%
97.1%
99.2%
99.8%
99.9%
99.9%
97.5%
2020
2021
2022
2023
2024
2024 Jan-Sep
2025 Jan-Sep
Good or excellent in productivity only
Good or excellent in environment only
Good or excellent in both environment and productivity

[1] Response loans excluded

FINANCING HIGHLIGHTS

In millions of euro, unless otherwise specified	Jan-Sep 2025[1]	Jan-Sep 2024[1]	2024	2023	2022	2021
New loans signed	3,316	3,132	4,884	2,766	3,936	1,683
New investments in lending bonds[2]	217	94	137	63	178	169
New financing	2,686	2,442	4,353	3,446	3,705	2,440
Number of new loans signed	52	47	75	52	54	36
Number of new investments in lending bonds	15	6	8	4	10	14
Amortisations and prepayments	-2,016	-1,896	-2,655	-3,618	-2,707	-1,989
Financing outstanding	24,267	22,471	23,574	22,075	22,287	22,345
Member countries[3]	23,625	21,818	23,054	21,595	21,827	21,721
Non-member countries[3]	716	721	590	546	526	774
ECL on loans outstanding	-74	-67	-70	-66	-66	-150
Credit impaired loans (Stage 3 ECL)	106	133	108	9	10	78
As % of total financing outstanding	0.44%	0.59%	0.46%	0.04%	0.04%	0.35%

[1] Unaudited figures.
[2] Investments in labelled (green, social, sustainability and sustainability-linked), MREL (minimum requirement for own funds and eligible liabilities) and other bonds initiated by Lending organisation.
[3] Based on country of risk owner classification.

Development of financing outstanding during 2025
In millions of euro



27,000
26,000
25,000
24,000
23,000
22,000
21,000
23,574
2,686
-1,667
-349
-4
-36
33
30
24,267
Dec'24 Book value
New financing
Amort.
Prepaym.
ECL[1]
FX changes
Hedge Acc. adj.
Other[2]
Sep'25 Book value

[1] Changes in expected credit losses
[2] Fair valuation of lending bonds and other adjustments

Q3 INTERIM MANAGEMENT STATEMENT / 9

FUNDING

By the end of September, the Bank had raised EUR 8.5 billion in new funding, which compares to EUR 8.2 billion in the same period last year. This corresponds to over 90% of the expected funding need for the year. During the third quarter the Bank launched a new Sustainability-linked Loans financing Bond (SLLB) framework and issued its inaugural five-year SEK 1.75 billion SLLB. Other notable transaction during the quarter was a USD 1 billion 3-year benchmark.

The Bank's funding strategy remains to complete benchmark transactions in US dollars and Euros, complemented with other public issuance and private placements with investors to maintain a diversified portfolio of currencies and a global investor base. The Bank will also continue issuing NIB Environmental Bonds (NEB) and new SLLBs.

For a full list of funding transactions, please click here.

Development of debts evidenced by certificates during 2025

In millions of euro


46,000
44,000
42,000
40,000
38,000
36,000
34,000
32,000
36,230
8,517
-5,540
-521
-2,012
227
47
36,947
Dec'24 Book value
New debt issuance
Amort.
Call & Buy backs
FX changes
Hedge Acc. adj.
Other¹
Sep'25 Book value

[1] Fair valuation and other adjustments

Q3 INTERIM MANAGEMENT STATEMENT / 10 Financial statements Statement of comprehensive income In thousands of euro Note Jan–Sep 20251 Jan–Sep 20241 YoY change % Jan–Dec 2024 Interest income calculated using the effective interest method 819,619 957,675 -14.4% 1,261,657 Other interest income 397,585 502,031 -20.8% 659,395 Interest expense -955,650 -1,215,938 -21.4% -1,589,413 Net interest income (1) 261,553 243,768 7.3% 331,639 Commission income and fees received 5,613 6,150 -8.7% 6,257 Commission expense and fees paid -3,399 -1,834 85.3% -2,607 Net fee and commission income 2,214 4,316 -48.7% 3,650 Net profit/loss on financial operations (2) 15,001 -6,548 -17,020 Foreign exchange gains and losses -96 -48 -140 Total operating income 278,672 241,487 15.4% 318,129 Expenses General administrative expenses Personnel expenses -28,582 -28,121 1.6% -37,982 Other administrative expenses -12,010 -10,898 10.2% -15,661 Depreciation -3,964 -3,978 -0.4% -5,336 Total operating expenses -44,557 -42,998 3.6% -58,979 Profit before loan losses 234,115 198,489 17.9% 259,150 Net loan losses (3) (4) -4,945 -735 -3,003 Net profit for the period 229,171 197,754 15.9% 256,147 Other comprehensive income Items that will be reclassified to income statement Fair value hedges —valuation of cross currency basis spread -15,835 -4,327 3,639 Items that will not be reclassified to income statement Changes in own credit risk on liabilities recorded at fair value -1,769 2,610 6,216 Total other comprehensive income -17,604 -1,717 9,855 Total comprehensive income 211,567 196,037 7.9% 266,002 1 Unaudited figures. The accompanying notes are an integral part of these financial statements.

Q3 INTERIM MANAGEMENT STATEMENT / 11 Statement of financial position In thousands of euro Note 30 Sep 20251 30 Sep 20241 2 31 Dec 20242 Assets Cash and balances at banks 994,966 923,885 1,103,039 Placements with credit institutions 6,591,621 6,054,219 6,499,969 Debt securities 11,699,640 10,523,003 10,602,315 Other financial placements 222 219 223 Loans outstanding (5) 23,540,738 21,941,298 23,024,306 Intangible assets 13,107 10,399 11,157 Tangible assets, property and equipment 28,059 28,445 28,806 Derivatives 895,883 1,341,322 1,805,566 Other assets 36,460 579,484 28,372 Total assets 43,800,697 41,402,274 43,103,754 Liabilities and equity Amounts owed to credit institutions 123,900 501,885 931,872 Debts evidenced by certificates (6) 36,947,222 34,717,140 36,229,507 Derivatives 1,768,779 1,462,570 1,289,875 Other liabilities 272,657 238,071 99,926 Total liabilities 39,112,558 36,919,666 38,551,181 Paid-in capital 845,543 845,543 845,543 Statutory reserve 836,884 836,884 836,884 General credit risk fund 2,754,917 2,574,771 2,574,771 Other reserves 21,624 27,656 39,228 Profit available for appropriation 229,171 197,754 256,147 Total equity 4,688,139 4,482,608 4,552,573 Total liabilities and equity 43,800,697 41,402,274 43,103,754 1 Unaudited figures. 2 Presentation of Statement of financial position has been reclassified, see note 7. The accompanying notes are an integral part of these financial statements.

NIB

Q3 INTERIM MANAGEMENT STATEMENT / 12

Statement of changes in equity

In thousands of euro	Paid-in capital	Statutory reserve	General credit risk fund	Profit available for appropriation	Changes in own credit risk on liabilities recorded at fair value	Cost of hedging reserve	Total
Equity at 31 December 2023	**845,543**	**836,884**	**2,387,111**	**250,659**	**4,610**	**24,763**	**4,349,571**
Net profit for the period	-	-	-	197,754	-	-	197,754
Other comprehensive income	-	-	-	-	2,610	-4,327	-1,717
Total comprehensive income	0	0	0	197,754	2,610	-4,327	196,037
Transactions with owners in their capacity as owners							
Appropriation of profit	-	-	187,659	-187,659	-	-	0
Dividends	-	-	-	-63,000	-	-	-63,000
Equity at 30 September 2024[1]	**845,543**	**836,884**	**2,574,771**	**197,754**	**7,220**	**20,436**	**4,482,608**
Net profit for the period	-	-	-	58,392	-	-	58,392
Other comprehensive income	-	-	-	-	3,606	7,966	11,572
Total comprehensive income	0	0	0	58,392	3,606	7,966	69,964
Equity at 31 December 2024	**845,543**	**836,884**	**2,574,771**	**256,147**	**10,826**	**28,403**	**4,552,573**
Net profit for the period	-	-	-	229,171	-	-	229,171
Other comprehensive income	-	-	-	-	-1,769	-15,835	-17,604
Total comprehensive income	0	0	0	229,171	-1,769	-15,835	211,567
Transactions with owners in their capacity as owners							
Appropriation of profit	-	-	180,147	-180,147	-	-	0
Dividends	-	-	-	-76,000	-	-	-76,000
Equity at 30 September 2025[1]	**845,543**	**836,884**	**2,754,917**	**229,171**	**9,057**	**12,567**	**4,688,139**

[1] Unaudited figures.
The accompanying notes are an integral part of these financial statements.

Q3 INTERIM MANAGEMENT STATEMENT / 13

Cash flow statement

In thousands of euro	Jan-Sep 2025[1]	Jan-Sep 2024[1,2]	Jan-Dec 2024[2]
Cash flows from operating activities			
Net profit for the period	229,171	197,754	256,147
Adjustments:			
Unrealised gains/losses of financial assets and liabilities measured at fair value	-14,308	2,654	12,366
Hedge accounting ineffectiveness	1,604	4,072	4,782
ECL non-lending activities	33	60	128
Net loan losses (ECL lending activities)	4,945	735	3,003
Depreciation and write-down in value of tangible and intangible assets	3,964	3,978	5,336
Other adjustments to the net profit for the period	3,497	6,829	8,056
Adjustments	-265	18,329	33,671
Change in operative assets			
Change in placements with credit institutions	2,000,571	98,313	-570,273
Change in debt securities	-1,059,588	-403,411	-556,550
Change in other financial placements	-	3,583	3,583
Change in loans outstanding	-527,619	-528,945	-1,600,499
Change in derivatives, net	-404,910	185,839	198,357
Change in other assets	3,423	-460	13,776
Change in operative assets	11,878	-645,081	-2,511,607
Change in operative liabilities			
Change in amounts owed to credit institutions	-807,546	11,871	442,091
Change in other liabilities	46,458	47,060	130,765
Change in operative liabilities	-761,088	58,932	572,856
Cash flows from operating activities	**-520,305**	**-370,066**	**-1,648,933**

[1] Unaudited figures.
[2] Presentation of Cash flow statement has been reclassified, see note 7.
The accompanying notes are an integral part of these financial statements. The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

Q3 INTERIM MANAGEMENT STATEMENT / 14 In thousands of euro Jan–Sep 20251 Jan–Sep 20241 2 Jan–Dec 20242 Cash flows from investing activities Acquisition of intangible assets -3,024 -1,249 -2,272 Acquisition of tangible assets -1,689 -769 -1,945 Cash flows from investing activities -4,713 -2,018 -4,217 Cash flows from financing activities Debts evidenced by certificates New debt issuance 8,506,173 7,648,978 9,070,303 Redemptions -6,061,205 -6,313,360 -6,527,584 Debts evidenced by certificates 2,444,968 1,335,618 2,542,719 Dividend paid -76,000 -63,000 -63,000 Cash flows from financing activities 2,368,968 1,272,618 2,479,719 Change in cash and cash equivalents, net 1,843,951 900,533 826,569 Opening balance for cash and cash equivalents, net 1,767,453 963,805 963,805 Exchange rate adjustments 10,049 -36,927 -22,921 Closing balance for cash and cash equivalents, net 3,621,453 1,827,411 1,767,453 Change in cash and cash equivalents, net 1,843,951 900,533 826,569 Additional information to the statement of cash flows Interest received 1,221,684 1,429,386 1,841,803 Interest paid -957,173 -1,172,111 -1,452,822 In thousands of euro 30 Sep 2025 30 Sep 20241 31 Dec 20241 The following items are included in cash and cash equivalents, net Cash and balances at banks 994,966 923,885 1,103,039 Short-term placements with credit institutions 2,626,487 904,186 664,840 Short-term amounts owed to credit institutions—-660 -426 Cash and cash equivalents, net 3,621,453 1,827,411 1,767,453 1 Unaudited figures. 2 Presentation of Cash flow statement has been reclassified, see note 7. The accompanying notes are an integral part of these financial statements. The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

Q3 INTERIM MANAGEMENT STATEMENT / 15

Notes to the interim financial statements

Note 1: Net interest income

In thousands of euro	Jan-Sep 2025[1]	Jan-Sep 2024[1]	Jan-Dec 2024
Interest income			
Cash and balances at banks	17,682	28,578	37,147
Placements with credit institutions	29,417	43,040	53,109
Debt securities	68,090	52,521	72,867
Loans outstanding	655,606	723,859	961,373
Derivatives	48,823	109,677	137,161
Interest income calculated using the effective interest method	819,619	957,675	1,261,657
Placements with credit institutions	129,380	153,154	203,840
Debt securities	152,114	136,641	186,125
Derivatives	116,090	212,191	269,385
Other financial assets measured at fair value	-	45	45
Other interest income	397,585	502,031	659,395
Total interest income	**1,217,203**	**1,459,706**	**1,921,052**
Interest expense			
Placements owed to credit institutions	-6,953	-19,755	-25,836
Debts evidenced by certificates	-835,145	-718,482	-980,750
Derivatives	-113,553	-477,701	-582,827
Total interest expense	**-955,650**	**-1,215,938**	**-1,589,413**
Net interest income	**261,553**	**243,768**	**331,639**

[1] Unaudited figures.

Note 2: Net profit/loss on financial operations

In thousands of euro	Jan-Sep 2025[1]	Jan-Sep 2024[1]	Jan-Dec 2024
Financial instruments measured at fair value, realised gains and losses	5,689	380	398
Financial instruments measured at fair value, unrealised gains and losses	14,308	-2,654	-12,366
Financial instruments measured at amortised cost, realised gains and losses	-3,359	-142	-142
Expected credit loss on financial placements	-33	-60	-128
Hedge accounting ineffectiveness	-1,604	-4,072	-4,782
Net profit/loss on financial operations	**15,001**	**-6,548**	**-17,020**

[1] Unaudited figures.

NIB Q3 INTERIM MANAGEMENT STATEMENT / 16

Note 3: Expected credit loss

In thousands of euro	Stage 1	Stage 2	Stage 3	Total
Balance at 31 December 2023	53,563	10,001	8,732	72,295
Transfer to Stage 1	208	-208	-	0
Transfer to Stage 2	-294	294	-	0
Transfer to Stage 3	-537	-3,529	4,066	0
New assets originated or disbursed	13,154	0	-	13,154
Amortisations and repayments	-8,366	-288	-	-8,654
Impact of remeasurement on existing assets	-7,968	1,333	2,987	-3,648
Foreign exchange adjustments and other changes	-	-	25	25
Net change income statement	-3,804	-2,398	7,079	877
Realised losses	-	-	-	0
Balance at 30 September 2024[1]	**49,759**	**7,603**	**15,811**	**73,172**
Transfer to Stage 1	374	-374	-	0
Transfer to Stage 2	-572	572	-	0
Transfer to Stage 3	-	-	-	0
New assets originated or disbursed	3,392	653	-	4,045
Amortisations and repayments	-2,553	-788	-	-3,341
Impact of remeasurement on existing assets	701	806	126	1,633
Foreign exchange adjustments and other changes	-	-	575	575
Net change income statement	1,342	869	701	2,912
Realised losses	-	-	-	0
Balance at 31 December 2024	**51,100**	**8,472**	**16,512**	**76,084**
Transfer to Stage 1	2,552	-2,552	-	0
Transfer to Stage 2	-3,023	3,023	-	0
Transfer to Stage 3	-	-	-	0
New assets originated or disbursed	11,787	178	-	11,964
Amortisations and repayments	-9,768	-1,687	-	-11,455
Impact of remeasurement on existing assets	-6,289	10,757	-	4,468
Foreign exchange adjustments and other changes	-	-	-923	-923
Net change income statement	-4,741	9,719	-923	4,054
Realised losses	-	-	-	0
Balance at 30 September 2025[1]	**46,359**	**18,190**	**15,589**	**80,138**

[1] Unaudited figures.

ECL - STATEMENT OF FINANCIAL POSITION

In thousands of euro	30 Sep 2025[1]	30 Sep 2024[1]	31 Dec 2024
Loans outstanding[2]	73,858	67,433	70,388
Commitments (recorded in other liabilities)	4,723	4,284	4,171
Financial placements	1,558	1,456	1,525
Total	**80,138**	**73,172**	**76,084**

[1] Unaudited figures.
[2] Including write-down of accrued interest.

ECL - STATEMENT OF COMPREHENSIVE INCOME

In thousands of euro	Jan-Sep 2025[1]	Jan-Sep 2024[1]	Jan-Dec 2024
Net profit/loss on financial operations (Note 2)	-33	-60	-128
Net loan losses (Note 4)	-4,945	-792	-3,061
Foreign exchange gains and losses	923	-25	-600
Total recognised in income statement	**-4,054**	**-877**	**-3,789**

[1] Unaudited figures.

Note 4: Net loan losses

In thousands of euro	Jan-Sep 2025[1]	Jan-Sep 2024[1]	Jan-Dec 2024
Change in expected credit loss on Stage 1 and 2 loans	-4,945	6,261	4,120
Change in expected credit loss on Stage 3 loans	-	-7,054	-7,180
Expected credit loss	-4,945	-792	-3,061
Recoveries on claims	-	57	57
Net loan losses	**-4,945**	**-735**	**-3,003**

[1] Unaudited figures.
There were no realised losses for the periods Jan-Sep 2025, Jan-Sep 2024 or Jan-Dec 2024.

Q3 INTERIM MANAGEMENT STATEMENT / 17

Note 5: Financing outstanding

In thousands of euro	Jan-Sep 2025[1]	Jan-Sep 2024[1]	Jan-Dec 2024
Opening balance	**23,573,771**	**22,075,500**	**22,075,500**
New financing	2,686,232	2,442,185	4,352,883
Amortisations	-1,667,443	-1,257,830	-1,940,977
Prepayments	-348,607	-637,697	-713,693
Changes in expected credit losses	-4,393	-1,721	-4,104
Foreign exchange changes	-36,152	-290,236	-255,202
Fair value adjustments	5,249	7,295	6,954
Hedge accounting adjustments	33,225	93,929	69,000
Other	25,149	39,836	-16,590
Closing balance	**24,267,030**	**22,471,261**	**23,573,771**
Loans outstanding	23,540,738	21,941,298	23,024,306
Investments in lending bonds	726,292	529,962	549,464
Total financing outstanding	**24,267,030**	**22,471,261**	**23,573,771**

[1] Unaudited figures.

Note 6: Debts evidenced by certificates

In thousands of euro	Jan-Sep 2025[1]	Jan-Sep 2024[1]	Jan-Dec 2024
Opening balance	**36,229,507**	**32,496,123**	**32,496,123**
New debt issuance	8,516,569	8,197,925	9,070,303
Amortisations	-5,540,375	-6,288,914	-6,453,138
Calls and buy backs	-520,830	-24,446	-74,446
Foreign exchange changes	-2,011,620	-227,015	699,271
Fair value adjustments	12,896	11,016	-8,880
Hedge accounting adjustments	227,068	519,203	353,922
Other	34,007	33,249	146,353
Closing balance	**36,947,222**	**34,717,140**	**36,229,507**

[1] Unaudited figures.

Q3 INTERIM MANAGEMENT STATEMENT / 18

Note 7: Basis of preparation

This interim management statement is not presented in accordance with IAS 34 Interim Financial Reporting, as this statement excludes number of disclosures. The accounting policies and methods of computation are the same as described in Note 1 Accounting policies of NIB's Financial Report 2024. This statement should be read in conjunction with NIB's 2024 audited IFRS financial statements. The International Accounting Standards Board (IASB) has amended a number of standards, however they have not had any significant impact on the Bank's financial statements.

There have been no material changes in the used accounting judgements, estimates and assumptions that may affect the Bank's profits, its financial position and other information presented. Significant judgements and estimates are applied mainly to loan impairment testing and valuations of financial assets and liabilities.

NIB's business model gives rise to credit, market and liquidity risks which are managed through sound banking principles and practices. There have been no significant changes in the Bank's exposures to these risks compared to those described in Note 2 Risk management in the 2024 IFRS financial statements.

There have been no material changes in relation to transactions with related parties compared to those described in Note 25 Related party disclosures in the 2024 IFRS financial statements.

In June 2025, the Bank made changes to the presentation of its Statement of financial position and Cash flow statement to enhance clarity, improve transparency, and ensure compliance with IFRS reporting standards. These changes were presentation-related only and had no impact on the reported total assets or total equity. As a result of the reclassification in the Statement of financial position, notes 5 and 6 have also been updated accordingly.

In the Statement of financial position, the line item previously titled *Cash and cash equivalents* has been renamed to *Cash and balances at banks*. This revised category now comprises bank accounts, short-term loans to banks, and cash balances related to futures. Additionally, items that were previously categorised under *Cash and cash equivalents*; collateral assets, short-term reverse repurchase agreements and short-term commercial papers have been reclassified under *Placements with credit institutions*. The total balances reclassified from *Cash and cash equivalents* to *Placements with credit institutions* as of 30 September 2024, 31 December 2024 and 31 March 2025 amounted to EUR 1,488 million, EUR 1,031 million and EUR 2,221 million, respectively.

In addition, *Accrued interest and fees receivables/payables* have also been reallocated to their respective financial instrument line items. The total balances reclassified from *Accrued interest and fees receivable* as of 30 September 2024, 31 December 2024 and 31 March 2025 amounted to EUR 548 million, EUR 612 million and EUR 591 million, respectively. The total balances reclassified from *Accrued interest and fees payable* as of 30 September 2024, 31 December 2024 and 31 March 2025 amounted to EUR 373 million, EUR 466 million and EUR 408 million, respectively. Also, the *Total equity* section has been enhanced to provide a more detailed breakdown. It now includes *Paid-in capital*, *Statutory reserve*, *General credit risk fund*, *Other reserves* and *Profit available for appropriation*.

In the Cash flow statement, the definition of *Cash and cash equivalents, net* has been updated to align with the revised classification. Furthermore, the presentation of changes in balance sheet items has been adjusted to reflect the new structure.

In addition to the above, the bank has revised certain terminology related to its lending activities. Specifically, the term *New lending disbursed* has been replaced with *New financing* to more accurately reflect the nature and scope of activities undertaken by the Bank's lending organisation.

There have been no material post balance sheet events that would require disclosure or adjustment to these financial statements.

This report was approved by the Executive Committee on 4 November 2025.

KEY RATIO DEFINITIONS

$$\text{Equity/total assets} = \frac{\text{Total equity at reporting date}}{\text{Total assets at reporting date}}$$

$$\text{Return on equity} = \frac{\text{Annualised profit for the period}}{\text{Average equity for the period}}$$

$$\text{Cost/income} = \frac{\text{Total operating expenses for the period}}{\text{Total operating income for the period}}$$

CONTACT Kim Skov Jensen Jens Hellerup Jukka Ahonen Vice President & CFO Senior Director, Senior Director, kim.jensen@nib.int Head of Funding & Head of Communications Investor Relations jukka.ahonen@nib.int jens.hellerup@nib.int For more information about the Nordic Investment Bank, visit www.nib.int